Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES ACT OF 1934
The following description sets forth certain material terms and provisions of KCS’s securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF CAPITAL STOCK
This description summarizes relevant provisions of Delaware law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and KCS’s Amended and Restated Certificate of Incorporation and Bylaws, copies of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4(j) is a part. KCS encourages you to read its Amended and Restated Certificate of Incorporation, Bylaws and the applicable provisions of Delaware law for additional information. As used herein, “KCS” refers to Kansas City Southern.
Authorized Capital Stock
Under KCS’s Amended and Restated Certificate of Incorporation, KCS is authorized to issue (i) 400,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), (ii) 840,000 shares of 4% Noncumulative, Preferred Stock, par value $25.00 per share (“4% Preferred Stock”), and (iii) 2,000,000 shares of New Series Preferred Stock, par value $1.00 per share (“New Series Preferred Stock”). As of December 31, 2019, 123,352,185 shares of Common Stock were issued and 96,115,669 shares of Common Stock were outstanding and 649,736 shares of 4% Preferred Stock were issued and 222,625 shares of 4% Preferred Stock were outstanding. KCS’s Common Stock and 4% Preferred Stock are listed on the New York Stock Exchange under the ticker symbol “KSU”.
Common Stock
Holders of KCS’s Common Stock are entitled to receive dividends when, as and if declared by KCS’s board of directors (“Board of Directors”) out of funds legally available for the payment of dividends, provided that, if any shares of 4% Preferred Stock or New Series Preferred Stock are outstanding, no dividends or other distributions may be made with respect to the Common Stock unless full required dividends on the shares of 4% Preferred Stock and New Series Preferred Stock have been paid, including accumulated dividends in the case of any series of New Series Preferred Stock designated to receive cumulative dividends. The agreements governing KCS’s indebtedness may impose certain limitations on KCS’s ability to pay cash dividends on its Common Stock.
Holders of KCS’s Common Stock are entitled to one vote per share on any matter brought before the stockholders. In the event of the voluntary or involuntary dissolution, liquidation or winding up of KCS, holders of KCS’s Common Stock are entitled to receive pro rata, after satisfaction in full of the prior rights of creditors (including holders of its indebtedness) and holders of any 4% Preferred Stock and New Series Preferred Stock, all of KCS’s remaining assets available for distribution. The issuance of additional shares of 4% Preferred Stock or New Series Preferred Stock may result in a dilution in the voting power and relative equity interests of the holders of KCS’s Common Stock and would subject the Common Stock to the prior dividend and liquidation rights of the additional 4% Preferred Stock and New Series Preferred Stock issued. KCS’s Common Stock is not redeemable and has no preemptive rights.

Preferred Stock
4% Preferred Stock. Holders of KCS’s 4% Preferred Stock are entitled to receive dividends up to but not exceeding the rate of 4% per annum, before any dividends are declared or paid to Common Stock or New Series Preferred Stock for the same period. Such dividends are not cumulative, and the Holders of the 4% Preferred Stock are not entitled to receive any other earnings or profits. In case of liquidation or dissolution of KCS, the holders of 4% Preferred Stock are entitled to receive payment up to the amount of the par value before any payment or liquidation is made upon the Common Stock or New Series Preferred Stock. Holders of KCS 4% Preferred Stock are entitled to one vote per share on any matter brought before the stockholders.
New Series Preferred Stock. KCS’s Board of Directors is authorized to issue up to 2,000,000 shares of New Series Preferred Stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series. As described above, there are currently no shares of New Series Preferred Stock outstanding.
Prior to the issuance of shares of each series of New Series Preferred Stock, KCS’s Board of Directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of Delaware. The certificate of determination will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

•	the title and stated value;

•	voting rights, if any;

•	any rights and terms of redemption (including sinking fund provisions);

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation;

•	whether dividends are cumulative or non-cumulative, the date from which dividends will accumulate;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of KCS’s affairs;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into KCS’s Common Stock, including the conversion price (or manner of calculation) and conversion period;

•	the provision for redemption, if applicable;

•	the provision for a sinking fund, if any;

•	liquidation preferences;

•
any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of KCS’s affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.
All shares of preferred stock will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

In addition to the terms listed above, KCS will set forth in a prospectus supplement the following terms relating to the class or series of preferred stock being offered:

•	the number of shares offered, the liquidation preference per share and the offering price;

•	the procedures for any auction and remarketing, if any;

•	any listing of the preferred stock on any securities exchange; and

•	a discussion of any material and/or special U.S. federal income tax considerations.
Until the KCS’s Board of Directors determines the rights of holders of a series of preferred stock, KCS cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of its Common Stock. However, the effect could include one or more of the following:

•	restricting dividends on KCS’s Common Stock;

•	diluting the voting power of KCS’s Common Stock;

•	impairing the liquidation rights of KCS’s Common Stock; or

•	delaying or preventing a change in control of KCS’s without further action by its stockholders.
If issued, the preferred stock would rank, with respect to dividends and upon KCS’s liquidation, dissolution or winding up:

•	senior to all classes or series of KCS’s Common Stock and to all of its equity securities ranking junior to the preferred stock;

•	on a parity with all of KCS’s equity securities the terms of which provide that the equity securities rank on a party with the preferred stock; and

•	junior to all of KCS’s equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.
Certain Anti-takeover Effects
General. Certain provisions of KCS’s Amended and Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law, or DGCL, could make it more difficult to consummate an acquisition of control of KCS by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by its Board of Directors. The provisions described below may reduce KCS’s vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of its assets or an unsolicited takeover attempt which is unfair to its stockholders. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to KCS’s Amended and Restated Certificate of Incorporation and Bylaws and the DGCL.
Business Combinations. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3 % of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither KCS’s Amended and Restated Certificate of Incorporation nor its Bylaws contains a provision electing to “opt-out” of Section 203.
Special Meetings. Pursuant to the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the charter or the bylaws. KCS’s Amended and Restated Certificate of Incorporation and Bylaws provides that special meetings of stockholders may only be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of KCS, or by the Secretary at the written request in proper form of one or more stockholders of record who have continuously held for at least one year prior to the date such request is delivered to the Secretary a “net long position” (as defined in the Bylaws) in shares of common stock of KCS representing in the aggregate at least fifteen percent (15%) of the outstanding shares of common stock of KCS. Special meetings of the stockholders may not be called by any other person or persons.
Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under KCS’s Amended and Restated Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Advance Notice Requirements. KCS’s Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of the stockholders. These procedures provide that notice of stockholder proposals of these kinds must be timely given in writing to the Secretary of KCS before the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder proposals must be received at the principal executive offices of KCS not less than 60 nor more than 90 days before the one-year anniversary of the previous year’s annual meeting; provided, however , that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed more than 60 days after the one-year anniversary of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary of KCS not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the tenth day following the day on which a Public Announcement (as defined in the Bylaws) of the date of such annual meeting is first made. The notice must contain certain information specified in the Bylaws.
No Written Consent of Stockholders. KCS’s Amended and Restated Certificate of Incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit its stockholders to act by written consent without a meeting.

DESCRIPTION OF DEBT SECURITIES
The following description of KCS’s 3.85% Senior Notes due 2023 (the “3.85% Notes”), 3.00% Senior Notes due 2023 (the “3.00% Notes”), 4.30% Senior Notes due 2043 (the “4.30% Notes”), 4.95% Senior Notes due 2045 (the “4.95% Notes”), 3.125% Senior Notes due 2026 (the “3.125% Notes”), 4.70% Senior Notes due 2048 (the “4.70% Notes”), 2.875% Senior Notes due 2029 (the “2.875% Notes”) and 4.20% Senior Notes due 2069 (the “4.20% Notes,” and together with the 3.85% Notes, the 3.00% Notes, the 4.30% Notes, the 4.95% Notes, the 3.125% Notes, the 4.70% Notes and the 2.875% Notes, the “Notes”) is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the Indenture, dated December 9, 2015 (as amended or supplemented, the “Indenture”), among KCS, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee. While the terms summarized below will apply generally to any future debt securities KCS may offer, KCS will describe the particular terms of any debt securities that it may offer in more detail in the applicable prospectus supplement.
KCS has an effective registration statement on Form S-3ASR (File No.: 333-221537), which was originally filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2017 and covers issuances of KCS’s debt securities after such filing date. In addition, KCS, KCSR, and KCSM each have outstanding debt securities issued prior to November 13, 2017, that were registered under other registration statements filed prior to November 13, 2017.
The Notes
The Notes were issued under the Indenture, which provides that debt securities may be issued under the Indenture from time to time in one or more series. The Indenture does not limit the amount of debt securities that KCS may issue under the Indenture. KCS may, without the consent of the holders of any series of Notes, issue additional notes (“Additional Notes”) of a series having the same terms as the Notes of such series, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any Additional Notes of a series, together with the Notes of such series, will constitute a single series of Notes and will vote together as one class on all matters with respect to such series of Notes; provided, however, that any Additional Notes that are not fungible with existing Notes of such series for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number from the existing Notes of such series.
The 3.85% Notes. KCSR issued $200.0 million in aggregate principal amount of senior unsecured notes on October 29, 2013. During the fourth quarter of 2015, $195.0 million of such notes were exchanged for the equivalent amount of 3.85% Notes issued by KCS. The 3.85% Notes bear interest at 3.85% per annum, and will mature on November 15, 2023. Interest on the 3.85% Notes is payable semi-annually on May 15 and November 15 of each year to the holders of record at the close of business on the immediately preceding May 1 and November 1. As of December 31, 2019, $199.2 million aggregate principal amount of the 3.85% Notes was outstanding.
The 3.00% Notes. KCSM issued $450.0 million in aggregate principal amount of senior unsecured notes on May 3, 2013. During the fourth quarter of 2015, $439.1 million of such notes were exchanged for the equivalent amount of 3.00% Notes issued by KCS. The 3.00% Notes bear interest at 3.00% per annum, and will mature on May 15, 2023. Interest on the 3.00% Notes is payable semi-annually on May 15 and November 15 of each year to the holders of record at the close of business on the immediately preceding May 1 and November 1. As of December 31, 2019, $439.1 million aggregate principal amount of the 3.00% Notes was outstanding.
The 4.30% Notes. KCSR issued $450.0 million in aggregate principal amount of senior unsecured notes on April 29, 2013. During the fourth quarter of 2015, $437.6 million of such notes were exchanged for the equivalent amount of 4.30% Notes issued by KCS. The 4.30% Notes bear interest at 4.30% per annum, and will mature May 15, 2043. Interest on the 4.30% Notes is payable semi-annually on May 15 and November 15 of each year to the holders of record at the close of business on the immediately preceding May 1 and November 1. As of December 31, 2019, $448.7 million aggregate principal amount of the 4.30% Notes was outstanding.
The 4.95% Notes. KCSR issued $500.0 million in aggregate principal amount of senior unsecured notes on July 27, 2015. During the fourth quarter of 2015, $476.7 million of such notes were exchanged for the equivalent amount of 4.95% Notes issued by KCS. The 4.95% Notes bear interest at 4.95% per annum, and will mature on August 15, 2045. Interest on the 4.95% Notes is payable semi-annually on June 1 and December 1 of each year to the holders of record at the close of business on the immediately preceding May 15 and November 15. As of December 31, 2019, $499.2 million aggregate principal amount of the 4.95% Notes was outstanding.
The 3.125% Notes. KCS issued $250.0 million in aggregate principal amount of the 3.125% Notes on May 16, 2016. The 3.125% Notes bear interest at 3.125% per annum, and will mature on June 1, 2026. Interest on the 3.125% Notes is payable semi-annually on June 1 and December 1 of each year to the holders of record at the close of business on the immediately preceding May 15 and November 15. As of December 31, 2019, $250.0 million aggregate principal amount of the 3.125% Notes was outstanding.
The 4.70% Notes. KCS issued $500.0 million in aggregate principal amount of the 4.70% Notes on May 3, 2018. The 4.70% Notes bear interest at 4.70% per annum, and will mature on May 1, 2048. Interest on the 4.70% Notes is payable semi-annually on May 1 and November 1 of each year to the holders of record at the close of business on the immediately preceding April 15 and October 15. As of December 31, 2019, $500.0 million aggregate principal amount of the 4.70% Notes was outstanding.
The 2.875% Notes. KCS issued $425.0 million in aggregate principal amount of the 2.875% Notes on November 18, 2019. The 2.875% Notes bear interest at 2.875% per annum, and will mature on November 15, 2029. Interest on the 2.875% Notes is payable semi-annually on May 15 and November 15 of each year, commencing on May 15, 2020, to the holders of record at the close of business on the immediately preceding May 1 and November 1. As of December 31, 2019, $425.0 million aggregate principal amount of the 2.875% Notes was outstanding.
The 4.20% Notes. KCS issued $425.0 million in aggregate principal amount of the 4.20% Notes on November 18, 2019. The 4.20% Notes bear interest at 4.20% per annum, and will mature on November 15, 2069. Interest on the 4.20% Notes will be payable semi-annually on May 15 and November 15 of each year, commencing on May 15, 2020, to the holders of record at the close of business on the immediately preceding May 1 and November 1. As of December 31, 2019, $425.0 million aggregate principal amount of the 4.20% Notes was outstanding.
Note Guarantees
The Notes are unconditionally Guaranteed, jointly and severally, on an unsecured senior basis, by each of KCS’s current and future Domestic Subsidiaries that from time to time Guarantees the applicable Credit Agreement or any other Debt of KCS or any of KCS’s Significant Subsidiaries that is a Guarantor. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. For the avoidance of doubt, KCSM and any other foreign Subsidiaries of KCS do not and will not Guarantee the Notes.

The Note Guarantee of a Guarantor will be released:

(1)
in connection with any sale, disposition or transfer of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) KCS or a Guarantor;

(2)
in connection with any sale, disposition or transfer of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) KCS or a Guarantor;

(3)	upon the release or discharge of such Guarantors’ Guarantee of the applicable Credit Agreement or under the Debt that triggered such Guarantor’s Note Guarantee;
(4)	upon the liquidation or dissolution of such Guarantor; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing; or
(5)	upon defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”
Ranking
The Notes are KCS’s general unsecured senior obligations and rank equally in right of payment with all existing and future senior indebtedness of KCS and senior in right of payment to all of KCS’s future subordinated indebtedness. The Notes are effectively subordinated to KCS’s secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all liabilities of any of KCS’s subsidiaries that are not Guarantors.
Each Note Guarantee is a general unsecured senior obligation of that Guarantor, ranks equally in right of payment with all existing and future senior indebtedness of that Guarantor and senior in right of payment to any future subordinated indebtedness of that Guarantor. Each Note Guarantee is effectively subordinated to any existing and future secured indebtedness of that Guarantor to the extent of the value of any collateral securing such indebtedness.
Payment on the Notes
Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office of the paying agent in the City of New York; provided that, at KCS’s option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the Notes register.
Optional Redemption
General. Prior to the applicable Par Call Date, each series of Notes is redeemable in whole or in part at any time and from time to time, at KCS’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such series of Notes to be redeemed that would have been made if such Notes matured on the Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then-current Treasury Rate, plus (a) 20 basis points for the 3.85% Notes, the 3.00% Notes and the 2.875% Notes (b) 25 basis points for the 4.30% Notes, the 3.125% Notes and the 4.70% Notes and (c) 30 basis points for the 4.95% Notes and the 4.20% Notes; plus, in each case, accrued interest thereon to but excluding the redemption date. On or after the applicable Par Call Date, the applicable series of Notes is redeemable in whole or in part at any time and from time to time, at KCS’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest thereon to but excluding the redemption date.

Selection and Notice. If less than all of any series of Notes are to be redeemed at any time, the trustee will select the Notes of such series to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which such series of Notes is listed or, if such series of Notes is not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the applicable trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $2,000 in principal amount or less shall be redeemed in part.
Notice of the redemption will be mailed to holders of a series of Notes to be redeemed by first-class mail at least 30 days but not more than 60 days prior to the redemption date, except that redemption notices may be mailed (or for the 3.125% Notes, 4.70% Notes, 2.875% Notes and 4.20% Notes, delivered electronically) more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of such series of Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.
If any series of Note is to be redeemed in part only, the notice of redemption that relates to such series of Note shall state the portion of the principal amount of such series of Notes that is to be redeemed. A Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on such series of Notes or portions of them called for redemption unless KCS defaults in making the applicable redemption price.
Certain Covenants
Limitation on Secured Indebtedness and Indebtedness of KCS’s Subsidiaries that are not Guarantors
If KCS or any of KCS’s Significant Subsidiaries that is a Guarantor creates or permits any lien of any kind upon (1) any stock, whether owned on the applicable Closing Date or thereafter acquired, of any of KCS’s Significant Subsidiaries that is a Guarantor or (2) any indebtedness, whether owned on the applicable Closing Date or thereafter acquired, of KCS or any of KCS’s Significant Subsidiaries that is a Guarantor, in each case, to secure any Debt (other than the applicable Notes) of KCS, any of KCS’s Subsidiaries or any other person, KCS will cause the outstanding Notes to be secured equally and ratably with that Debt, unless the aggregate principal amount of all such secured Debt then outstanding (together with any Debt outstanding under clauses (1), (3), (4) and (5) of the following paragraph) would not exceed 10.0% of KCS’s Consolidated Net Assets. This provision does not restrict any other property of KCS or its Subsidiaries. Subject to the following paragraph, the Indenture does not prohibit the sale by KCS or any of its Subsidiaries of any stock or indebtedness of any Subsidiary, including any Significant Subsidiary.
In addition, KCS shall not permit any Subsidiary of KCS that is not a Guarantor to incur any Debt, except (1) Debt with a final maturity of not more than 365 days, (2) intercompany Debt owed to KCS or any of its Subsidiaries, (3) Debt of any joint venture to which KCS or any of its Subsidiaries is a party, (4) any Existing KCSM Notes and any Secured Debt of any Subsidiary of KCS that is not a Guarantor, in each case, outstanding on the applicable Closing Date and (5) Debt not otherwise permitted by this paragraph in an aggregate principal amount, at any one time outstanding, not to exceed $150.0 million less the aggregate principal amount of any Existing KCSM Notes outstanding at the time of such incurrence (but not less than $0); provided that the limitations set forth in this paragraph shall not apply to Meridian Speedway, LLC.

Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs, KCS will be required to make an offer to each holder with respect to a series of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued interest, if any, to, but excluding, the date of repurchase. Within 30 days following a Change of Control Repurchase Event or, at KCS’s option, prior to a Change of Control, but after the public announcement of the Change of Control, KCS will mail a notice to each holder of the Notes, with a copy to the applicable trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. KCS will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, KCS will comply with the applicable securities laws and regulations and will not be deemed to have breached KCS’s obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
On the repurchase date following a Change of Control Repurchase Event, KCS will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to KCS’s offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes being purchased by KCS.
The paying agent will promptly mail to each holder of the Notes that are properly tendered the purchase price for the Notes, and the applicable trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note of the applicable series equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
KCS will not be required to make an offer to repurchase Notes of a series upon a Change of Control Repurchase Event if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by KCS and such third party purchases all such Notes properly tendered and not withdrawn under its offer or (2) notice of redemption for all outstanding Notes of such series has been given pursuant to the Indenture as described above under the caption “—Optional Redemption.”
Merger, Consolidation or Sale of Assets
Neither KCS nor any Guarantor will consolidate with, merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into KCS or such Guarantor unless:

(1)
KCS or such Guarantor shall be the continuing Person, or the Person (if other than KCS or such Guarantor) formed by such consolidation or into which KCS or such Guarantor is merged or that acquired or leased such property and its assets shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Guarantor, a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized) and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of KCS or such Guarantor under the Notes, the Note Guarantee and the Indenture, as applicable; provided that this clause (1) shall not apply with respect to a Guarantor whose Note Guarantee is released as described in the second paragraph under the caption “—Note Guarantees”;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)
KCS delivers to the trustee an officer’s certificate and an opinion of counsel, in each case stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other deposition and such supplemental indenture complies with this covenant.

Events of Default
Each of the following is an “Event of Default” with respect to the Notes of a series:

(1)	default in the payment of principal of (or premium, if any, on) any Note of such series when the same becomes due at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any Note of such series when due and such default continues for a period of 30 days;

(3)
default in the performance of any covenant of KCS or a Guarantor in the Indenture (other than a default specified in clause (1) or (2) above), and such default continues for a period of 90 days after written notice by the applicable trustee or the holders of 25% or more in aggregate principal amount of the Notes of such series;

(4)	a court having jurisdiction in the premises enters a decree or order for:

(A)	relief in respect of KCS or a Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

(B)
appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for KCS or a Guarantor or for all or substantially all of the property and assets of KCS or a Guarantor, or

(C)	the winding-up or liquidation of the affairs of KCS or a Guarantor;
and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days with respect to the 3.85% Notes, the 3.00% Notes, the 4.30% Notes, the 4.95% Notes, the 3.125% Notes and the 4.70% Notes and for a period of 45 consecutive days with respect to the 2.875% Notes and the 4.20% Notes;

(5)	KCS or a Guarantor:

(A)
commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

(B)
consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for KCS or a Guarantor or for all or substantially all of the property and assets of KCS or a Guarantor, or

(C)	effects any general assignment for the benefit of creditors;

(6)
any Note Guarantee with respect to the Notes of such series ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor or Person acting on behalf of such Guarantor denies or disaffirms such Guarantor’s obligations under the Indenture or any Note Guarantee with respect to such series of Notes and such default continues for a period of 10 days after written notice by the applicable trustee or the holders of 25% or more in aggregate principal amount of the Notes of such series; and

(7) (A)
the Concession Title shall cease to grant to KCSM the rights provided therein as of the applicable Closing Date and such cessation has had a material adverse effect on KCS and its Subsidiaries taken as a whole,

(B)
(x) the Concession Title shall for any reason be terminated (other than as a result of the expiration or termination of the Concession Title in June 2047 or, if extended, on any other expiration date pursuant to its terms) and not reinstated within 30 days or (y) rights provided therein which were originally exclusive to KCSM shall become nonexclusive and the cessation of such exclusivity has had a material adverse effect on KCS and its Subsidiaries taken as a whole, or

(C)	the operations of the Northeast Rail Lines shall be commandeered or repossessed (a requisa) for a period of 90 days or more.
If an Event of Default described above shall have occurred and is continuing, either the applicable trustee or the holders of at least 25% in aggregate principal amount of such series of Notes then outstanding may declare all outstanding Notes of such series to be due and payable immediately. The holders of a majority in aggregate principal amount of the Notes of such series then outstanding may, by notice to the trustee, on behalf of the holders of all of Notes of such series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. For information as to the waiver of Defaults, see “—Amendment, Supplement and Waiver.”
The holders of a majority in aggregate principal amount of such series of Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to such series of Notes. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of Notes. A holder may not pursue any remedy with respect to the Indenture or the Notes of a series unless:

•	the holder gives the trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of such series of Notes then outstanding make a written request to the trustee to pursue the remedy;

•	such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of Notes then outstanding do not give the trustee a direction that is inconsistent with the request.
However, such limitations do not apply to the right of any holder of Notes of a series to receive payment of the principal of, premium, if any, or interest on, such series of Notes or to bring suit for the enforcement of any such payment, on or after the due date expressed in such series of Notes, which right shall not be impaired or affected without the consent of the holder.
The Indenture requires certain of the KCS’s officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of KCS’s activities and those of the Guarantors and of KCS’s and the Guarantors’ performance under the Indenture and that, to the best of such person’s knowledge, KCS and the Guarantors have fulfilled all obligations thereunder, or, if there has been a Default in the fulfillment of any such obligation, specifying each such Default and the nature and status thereof. KCS will also be obligated to notify the applicable trustee of any Default or Defaults in the performance of any covenants or agreements under the Indenture.
Legal Defeasance and Covenant Defeasance
KCS may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officer’s certificate, elect to have all of its obligations with respect to the outstanding Notes of each series and all obligations of the Guarantors with respect to the Note Guarantees thereof discharged (“Legal Defeasance”) except for:

(1)
the rights of holders of such series of Notes then outstanding to receive payments in respect of the principal of, or interest, or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2)
KCS’s obligations with respect to such series of Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the obligations of KCS and the Guarantors in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.
In addition, KCS may, at its option and at any time, elect to have the obligations of KCS and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes of a series:

(1)
KCS must irrevocably deposit with the applicable trustee, in trust, for the benefit of the holders of the applicable series of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, such series of Notes then outstanding on the Stated Maturity thereof or on the applicable redemption date, as the case may be, and KCS must specify whether such series of Notes are being defeased to such Stated Maturity or to a particular redemption date;

(2)
in the case of Legal Defeasance, KCS must deliver to the trustee an opinion of counsel (or opinions of counsel) confirming that (x) KCS has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the issuance of such series of Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of such series of Notes then outstanding will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, KCS must deliver to the trustee an opinion of counsel (or opinions of counsel) confirming that the holders of such series of Notes then outstanding will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or liens securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which KCS is a party or by which KCS is bound;

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which KCS or any of its Subsidiaries is a party or by which KCS or any of its Subsidiaries is bound;

(6)
KCS must deliver to the trustee an officer’s certificate stating that the deposit was not made by KCS with the intent of preferring the holders of such series of Notes over the other creditors of KCS with the intent of defeating, hindering, delaying or defrauding any creditors of KCS or others; and

(7)
KCS must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge
The Indenture with respect to the Notes of a series will be discharged and will cease to be of further effect as to all Notes of a series issued thereunder when:

(1)	either:

(A)
all Notes of such series that have been authenticated thereunder, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to KCS, have been delivered to the trustee for cancellation; or

(B)
all Notes of such series issued thereunder that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and KCS has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of such series of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such series of Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the Stated Maturity or redemption, as the case may be;

(2)
no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or liens securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which KCS is a party or by which KCS is bound;

(3)	KCS has paid or caused to be paid all sums payable by it under the Indenture with respect to the Notes of such series; and

(4)
KCS has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes of such series issued thereunder at Stated Maturity or on the redemption date, as the case may be.

In addition, KCS must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge with respect to the Notes of such series have been satisfied.
Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the Indenture with respect to the Notes of a series, the Notes of such series and the Note Guarantees thereof may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of such series of Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture with respect to the Notes of such series, the Notes of such series or Note Guarantee thereof may be waived with the consent of the holders of a majority in aggregate principal amount of then outstanding Notes of such series (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Notes).

Without the consent of each holder of Notes of a series affected, an amendment, supplement or waiver may not:

•	change the Stated Maturity of the principal of, or any installment of interest on, any such series of Note;

•	reduce the principal amount of, or premium, if any, or interest on, any such series of Note;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any such series of Note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such series of Note;

•
reduce the percentage or principal amount of such series of Notes outstanding, the consent of whose holders is necessary to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain Defaults;

•	waive a Default in the payment of principal of, premium, if any, or interest on, the Notes of such series; or

•	release any Guarantor from any of its obligations under its applicable Note Guarantee or the Indenture, except as set forth under the caption “—Note Guarantees.”
Notwithstanding the preceding, without the consent of any holder of a series of Notes, KCS, the Guarantors and the applicable trustee may amend or supplement the Indenture, the applicable series of Notes and the Note Guarantees with respect to the Notes of such series:

•	to cure any ambiguity, omission, mistake, defect or inconsistency;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes of such series;

•
to provide for the assumption of the obligations of KCS or a Guarantor to holders of the Notes of such series and the Note Guarantees with respect to the Notes of such series in the case of a merger or consolidation or a sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets of KCS or such Guarantor, as applicable, in accordance with the terms of the Indenture;

•
to make any change that would provide any additional rights or benefits to the holders of such series of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

•
to conform the text of the Indenture, the Note Guarantees with respect to the Notes of such series and the Notes of such series to any provision of the relevant “Description of Notes” in the applicable prospectus or the applicable confidential offering memorandum and consent solicitation statement to the extent that such provision in such “Description of Notes” was intended to be a verbatim recitation of a provision of the applicable Indenture or the Notes of such series;

•	to add a Guarantor or release any Guarantor from its Note Guarantee with respect to the Notes of such series if such release is in accordance with the terms of the applicable Indenture; or

•	to provide for the issuance of Additional Notes of such series in accordance with the limitations set forth in the Indenture.

Governing Law
The Notes, the Note Guarantees and the Indenture are governed by the laws of the State of New York.
Information Concerning the Trustee
KCS and its Subsidiaries maintain ordinary banking relationships with U.S. Bank National Association and its affiliates. In addition, U.S. Bank acts as trustee, transfer agent, principal, payment agent and registrar with respect to other debt securities issued by KCS and its Subsidiaries, and may do so again for future issuances of debt securities by KCS and its Subsidiaries.
Certain Definitions
Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definitions of all terms as well as any other capitalized term used herein for which no definition is provided.
“Below Investment Grade Ratings Event” means, with respect to a series of Notes, on any day within the 60-day period (which period shall be extended so long as the rating of such series of Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control or (2) public notice by KCS of the occurrence of a Change of Control or KCS’s intention to effect a Change of Control, that such series of Notes is rated below Investment Grade by two of the three Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at KCS’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the ratings event).
“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which banking institutions and trust companies are open for business in New York, New York.
“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, whether now outstanding or issued after the applicable Closing Date.
“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than KCS and its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the total Voting Stock of KCS or other Voting Stock into which KCS’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Closing Date” means the date on which the applicable Notes were originally issued under the Indenture.
“Comparable Treasury Issue” means, with respect to each series of Notes, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (as measured from the date of redemption assuming, in the case of the 2.875% Notes and the 4.20% Notes, such Notes matured on the applicable Par Call Date) (“Remaining Life”) of the Notes of the applicable series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.
“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.
“Concession Title” means KCSM’s right for a period of 30 years to be the exclusive provider (subject to certain trackage rights) of freight transportation services over the Northeast Rail Lines and for an additional 20 years to be a non-exclusive provider of such services granted by the Mexican government pursuant to the Concession Title, subject in all cases to the terms and conditions of the Concession Title, as in effect on June 23, 1997 and as amended on February 12, 2001, November 22, 2006, December 31, 2013, December 20, 2017 and April 27, 2018.
“Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on the most recent publicly filed balance sheet of KCS and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.
“Credit Agreement” means (1) with respect to the 3.85% Notes, the 3.00% Notes, the 4.30% Notes, the 4.95% Notes, the 3.125% Notes and the 4.70% Notes, the credit agreement, dated as of December 9, 2015, among KCS, the guarantors described therein, the lenders thereunder and the other parties thereto, as amended or supplemented from time to time, and (2) with respect to the 2.875% Notes and the 4.20% Notes, the credit agreement, dated as of March 8, 2019, among KCS, the guarantors described therein, the lenders thereunder and the other parties thereto, as amended or supplemented from time to time.
“Debt” means indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Domestic Subsidiary” means a Subsidiary of KCS that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“Existing KCSM Notes” means any 3.00% Senior Notes due 2023 issued by KCSM.
“Fitch” means Fitch Ratings Inc. and any successor thereto.
“Government Securities” means direct obligations of, obligations fully and unconditionally guaranteed by, or participation in pools consisting solely of (or repurchase transactions relating to) obligations of or obligations fully and unconditionally guaranteed by the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of KCS.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means each subsidiary of KCS that executes a Note Guarantee, and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by KCS.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by KCS.
“KCSM” means Kansas City Southern de México, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Northeast Rail Lines” means that portion of the Mexican railroad system that is the subject of the Concession Title.
“Note Guarantee” means each Guarantee of the obligations with respect to a series of Notes issued by a Person pursuant to the terms of the applicable Indenture.
“Par Call Date” means (1) with respect to the 3.85% Notes, August 15, 2023 (three months prior to the maturity date of the 3.85% Notes), (2) with respect to the 3.00% Notes, February 15, 2023 (three months prior to the maturity date of the 3.00% Notes), (3) with respect to the 4.30% Notes, November 15, 2042 (six months prior to the maturity date of the 4.30% Notes), (4) with respect to the 4.95% Notes, February 15, 2045 (six months prior to the maturity date of the 4.95% Notes), (5) with respect to the 3.125% Notes, March 1, 2026 (three months prior to the maturity date of the 3.125% Notes), (6) with respect to the 4.70% Notes, November 1, 2047 (six months prior to the maturity date of the 4.70% Notes), (7) with respect to the 2.875% Notes, August 15, 2029 (three months prior to the maturity date of the 2.875% Notes) and (8) with respect to the 4.20% Notes, May 15, 2069 (six months prior to the maturity date of the 4.20% Notes).
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
“Rating Agency” means (1) each of Moody’s, S&P and Fitch and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of KCS’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by KCS (as certified by a resolution of KCS’s Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be, with respect to the Notes.
“Reference Treasury Dealer” means (1) with respect to the 3.85% Notes, the 3.00% Notes, the 4.30% Notes and the 4.95% Notes, each of BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (or their respective affiliates that are primary

Government Securities dealers) and their respective successors and (2) with respect to the 3.125% Notes, the 4.70% Notes, the 2.875% Notes and the 4.20% Notes, each of BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (or their respective affiliates that are primary Government Securities dealers) and their respective successors; provided, however, that if any Reference Treasury Dealer is not at the applicable time a primary Government Securities dealer (a “Primary Treasury Dealer”), KCS shall substitute therefor another Primary Treasury Dealer selected by it.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the applicable Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
“Secured Debt” means Debt secured by a lien, mortgage, pledge, charge, security interest or encumbrance of any kind on any property or assets.
“Significant Subsidiary” means, at any date of determination, any of KCS’s Subsidiaries that, together with its Subsidiaries, (i) for KCS’s most recent fiscal year, accounted for more than 10.0% of the consolidated revenues of KCS and its Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10.0% of the consolidated assets of KCS and its Subsidiaries, in each case as set forth on KCS’s most recently available consolidated financial statements for such fiscal year.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50.0% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.
“Treasury Rate” means, on any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to such Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the related Comparable Treasury Issue, calculated using a price for that Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Voting Stock” means, with respect to any Person, all classes of Capital Stock of such Person then outstanding and entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.